Exhibit 99.01

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Announces Several New Developments

EXTON, PA - (Marketwired – December 31, 2013) WPCS International Incorporated (NASDAQ: WPCS) today announced several operational and corporate updates related to its contracting business, recent Bitcoin acquisition and administrative matters as of December 31, 2013.

According to Interim CEO Sebastian Giordano, “We believe that the aggressive steps we began implementing in August 2013 and continue to execute to stabilize and turnaround core operations, reduce corporate overhead, and improve stockholders’ equity are working. Meanwhile, we will be equally diligent in establishing our newly acquired Bitcoin operation to best position ourselves for growth in this sector.” The following are some of the recent developments the Company wants to highlight as calendar 2013 comes to a close:

•	Since last reporting new contracts for July and August 2013, the Company is announcing that for the four months ended December 31, 2013, its two profitable domestic subsidiaries have executed new project contract awards of approximately $6.8 million, a 27% increase over the $5.4 million of contracts awarded for the same period last year. Notable customers included: Johnson Controls, Siemens, Honeywell, SimplexGrinell, San Francisco International Airport, Sutter General Hospital and California Pacific Medical Center;

•	The Company has initiated a search for a President for its Bitcoin trading platform, BTX Trader, LLC (“BTX”); secured office space for BTX in New York City; and is currently pursuing several key BTX-related strategic initiatives that it hopes to be able to report upon early in 2014. In addition, since announcing the public beta of its BTX trading platform, the Company has experienced a 600% increase in beta enrollments;

•	With its corporate office lease expiring on January 31, 2014, the Company will be relocating to a smaller, lower cost space, which will be accompanied by further reductions in related overhead expenses. Recently, the Company entered into a separation agreement with a former executive that it expects will save approximately $200,000 in future compensation expense; and

•	The Company has entered into a non-binding agreement with a business broker to find a buyer for the 60% interest in its China-based joint venture.

“We believe that WPCS is a company on the forefront of exciting change and we are proactively pursuing numerous operational and strategic measures to try to capitalize on the opportunities. Moreover, other current initiatives include discussions with: (i) certain independent public accounting firms, with client experience that includes companies engaged in the type of next-generation technologies, on-line payment systems, trading platforms, or similar industries as BTX, and which we believe would be more appropriately suited for our evolving business; (ii) investor relations firms that would help us more effectively communicate our revitalized message to the investor community; and (iii) specialized resources that will enhance our team of expert advisors; the selections of which we expect will be resolved shortly, in each of these areas,” Giordano continued.

In closing, Giordano added that, “We are very encouraged by the improvements that have been made thus far and expect will continue to be made to improve WPCS’ balance sheet and profitability. We are excited about Bitcoin and the potential offered by BTX to participate in an evolving marketplace. Considering where we were just five months ago before implementing our plans, we are very confident about the future prospects for the Company and for building shareholder value in 2014 and beyond.”

About WPCS International Incorporated:

WPCS operates in two business segments including: (1) providing communications infrastructure contracting services to the public services, healthcare, energy and corporate enterprise markets worldwide; and (2) developing a Bitcoin trading platform. For more information, please visit www.wpcs.com and www.btxtrader.com.

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

CONTACT:

WPCS International Incorporated

610-903-0400 x104

ir@wpcs.com